                                                     Pursuant to Rule 424(b)(2)
                                                     Registration No. 333-36383

PROSPECTUS SUPPLEMENT

(To Prospectus Dated October 3, 1997)

                                  $500,000,000

[MERCK LOGO]
                               Merck & Co., Inc.
                            6.4% DEBENTURES DUE 2028
                            ------------------------

                    Interest payable March 1 and September 1
                            ------------------------

  THE 6.4% DEBENTURES DUE 2028 (THE "DEBENTURES") MATURE ON MARCH 1, 2028. THE DEBENTURES WILL BE REDEEMABLE, IN WHOLE OR FROM TIME TO TIME IN PART, AT THE
 OPTION OF THE COMPANY ON ANY DATE (A "REDEMPTION DATE"), AT A REDEMPTION PRICE EQUAL TO THE GREATER OF (I) 100% OF THE PRINCIPAL AMOUNT OF THE DEBENTURES TO BE
   REDEEMED AND (II) THE SUM OF THE PRESENT VALUES OF THE REMAINING SCHEDULED PAYMENTS OF PRINCIPAL AND INTEREST THEREON (EXCLUSIVE OF INTEREST ACCRUED TO
 SUCH REDEMPTION DATE) DISCOUNTED TO SUCH REDEMPTION DATE ON A SEMIANNUAL BASIS
  (ASSUMING A 360-DAY YEAR CONSISTING OF TWELVE 30-DAY MONTHS) AT THE TREASURY RATE (AS DEFINED HEREIN) PLUS 10 BASIS POINTS, PLUS, IN EITHER CASE, ACCRUED AND UNPAID INTEREST ON THE PRINCIPAL AMOUNT BEING REDEEMED TO SUCH REDEMPTION DATE.
 THE DEBENTURES WILL BE REPRESENTED BY ONE OR MORE GLOBAL DEBENTURES REGISTERED IN THE NAME OF THE NOMINEE OF THE DEPOSITORY TRUST COMPANY ("DTC"). BENEFICIAL
INTERESTS IN THE GLOBAL DEBENTURES WILL BE SHOWN ON, AND TRANSFERS THEREOF WILL BE EFFECTED ONLY THROUGH, RECORDS MAINTAINED BY DTC AND ITS PARTICIPANTS. EXCEPT
   AS DESCRIBED HEREIN, DEBENTURES IN DEFINITIVE FORM WILL NOT BE ISSUED. THE DEBENTURES WILL BE ISSUED IN DENOMINATIONS OF $1,000 AND INTEGRAL MULTIPLES
                 THEREOF. SEE "DESCRIPTION OF THE DEBENTURES."
                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT
       RELATES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

                       PRICE 99.787% AND ACCRUED INTEREST
                            ------------------------

                                                            UNDERWRITING
                                             PRICE TO      DISCOUNTS AND     PROCEEDS TO
                                            PUBLIC (1)     COMMISSIONS(2)   COMPANY(1)(3)
                                           -------------   --------------   -------------
Per Debenture............................     99.787%          .875%           98.912%
Total....................................  $498,935,000     $4,375,000      $494,560,000

------------
    (1) Plus accrued interest from March 1, 1998.

    (2) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933. See "Underwriting."

    (3) Before deducting estimated expenses of $100,000 payable by the Company.

                            ------------------------

     The Debentures are offered, subject to prior sale when, as and if accepted by the Underwriters and subject to approval of certain legal matters by Sullivan & Cromwell, counsel for the Underwriters. It is expected that delivery of the Debentures will be made on or about March 2, 1998 through the book-entry facilities of DTC against payment therefor in immediately available funds.
                            ------------------------

MORGAN STANLEY DEAN WITTER
                            GOLDMAN, SACHS & CO.
                                                  J.P. MORGAN & CO.

February 25, 1998

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES DESCRIBED IN THIS PROSPECTUS SUPPLEMENT OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HERE OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.
                            ------------------------

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                                                        PAGE
                                                                                        ----
Description of the Debentures.........................................................  S-3
Underwriting..........................................................................  S-7

                                   PROSPECTUS

                                                                                        PAGE
                                                                                        ----
Available Information.................................................................     2
Incorporation of Certain Information by Reference.....................................     2
The Company...........................................................................     4
Use of Proceeds.......................................................................     4
Ratio of Earnings to Fixed Charges....................................................     4
Description of Debt Securities........................................................     4
Plan of Distribution..................................................................    10
Validity of Debt Securities...........................................................    10
Experts...............................................................................    11

                            ------------------------

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE DEBEN-
TURES. SPECIFICALLY, THE UNDERWRITERS MAY OVERALLOT IN CONNECTION WITH THE OFFERING, AND MAY BID FOR, AND PURCHASE, THE DEBENTURES IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                         DESCRIPTION OF THE DEBENTURES

     The following description of the particular terms of the Debentures offered hereby supplements the general description of Debt Securities set forth in the Prospectus, to which description reference is hereby made. Capitalized terms not defined herein have the meanings assigned to them in the Prospectus or the Indenture referred to in the Prospectus.

GENERAL

     The Debentures will be limited to $500,000,000 aggregate principal amount and will mature on March 1, 2028 (the "Stated Maturity"). The Debentures will bear interest from March 1, 1998 at the rate per annum shown on the cover page of this Prospectus Supplement. Such interest will be payable on March 1 and September 1 of each year, commencing September 1, 1998, to the Person in whose name the Debentures were registered at the close of business on the preceding February 15 or August 15, as the case may be. Payment of the principal of, and premium, if any, and interest due with respect to, any Debenture at Maturity will be made in immediately available funds upon surrender of such Debenture at the Corporate Trustee Office of First Trust of New York, National Association, in the Borough of Manhattan, The City of New York, provided that the Debenture is presented to such Paying Agent in time for such Paying Agent to make such payments in such funds in accordance with its normal procedures. Payments of interest other than at Maturity will be made by check mailed to the address of the Person entitled thereto as it appears in the Security Register or by wire transfer to such account as may have been appropriately designated in writing no later than the relevant Regular Record Date to such Paying Agent by such Person. For information on the manner of payment in respect of Global Debentures, see "-- Book-Entry System," below.

     The defeasance and covenant defeasance provisions of the Indenture described under "Description of Debt Securities -- Defeasance and Covenant Defeasance" in the Prospectus will apply to the Debentures.

REDEMPTION AT THE OPTION OF THE COMPANY

     The Debentures will be redeemable, in whole or from time to time in part, at the option of the Company on any date (a "Redemption Date"), at a redemption price equal to the greater of (i) 100% of the principal amount of the Debentures to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to such Redemption Date) discounted to such Redemption Date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 10 basis points, plus, in either case, accrued and unpaid interest on the principal amount being redeemed to such Redemption Date; provided that installments of interest on Debentures which are due and payable on an interest payment date falling on or prior to the relevant Redemption Date shall be payable to the Holders of such Debentures, registered as such at the close of business on the relevant record date according to their terms and the provisions of the Indenture.

     "Treasury Rate" means, with respect to any Redemption Date for the Debentures, (i) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities" for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Stated Maturity of the Debentures, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (ii) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date. The Treasury Rate shall be calculated on the third Business Day preceding the Redemption Date.

     "Comparable Treasury Issue" means the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the Debentures to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Debentures.

     "Independent Investment Banker" means Morgan Stanley & Co. Incorporated or, if such firm is unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the Trustee after consultation with the Company.

     "Comparable Treasury Price" means, with respect to any Redemption Date for the Debentures, (i) the average of three Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if the Trustee obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such quotations.

     "Reference Treasury Dealer" means each of Morgan Stanley & Co. Incorporated, Goldman, Sachs & Co. and J.P. Morgan Securities Inc. and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), the Company will substitute therefor another Primary Treasury Dealer.

     "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such Redemption Date.

     Notice of any redemption by the Company will be mailed at least 30 days but not more than 60 days before any Redemption Date to each Holder of Debentures to be redeemed. If less than all the Debentures are to be redeemed at the option of the Company, the Trustee shall select, in such manner as it shall deem fair and appropriate, the Debentures to be redeemed in whole or in part.

     Unless the Company defaults in payment of the redemption price, on and after any Redemption Date interest will cease to accrue on the Debentures or portions thereof called for redemption.

BOOK-ENTRY SYSTEM

     Upon issuance, the Debentures will be represented by one or more global debentures (the "Global Debentures"). Each Global Debenture will be deposited with, or on behalf of, The Depository Trust Company, as Depository (the "Depository"), and registered in the name of a nominee of the Depository.

     Ownership of beneficial interests in a Global Debenture will be limited to institutions that have accounts with the Depository or its nominee ("participants") or persons that may hold interests through participants. The Company has been advised by the Depository that upon receipt of any payment of principal of, or premium, if any, or interest in respect of, a Global Debenture, the Depository will credit, on its book-entry registration and transfer system, accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Debenture as shown on the records of the Depository. Ownership of beneficial interests by participants in such a Global Debenture will be evidenced only by, and the transfer of that ownership interest will be effected only through, records maintained by the Depository or its nominee. Ownership of beneficial interests in such Global Debenture by persons that hold through participants will be evidenced only by, and the transfer of that ownership interest within such participant will be effected only through, records maintained by such participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in such Global Debenture.

     Payment of principal of, and premium, if any, and interest on, any Global Debenture registered in the name of or held by the Depository or its nominee will be made to the Depository or its nominee, as the case may be, as the Holder of the Global Debenture. Payments by participants to owners of beneficial interests in a Global Debenture held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street name", and will be the sole responsibility of such participants. Neither the Company, the Trustee, nor any agent of the Company or the Trustee will have any responsibility or liability for any aspects of the Depository's records or any participant's records relating to or payments made on account of beneficial ownership interests in a Global Debenture or for maintaining, supervising or reviewing any of the Depository's records or any participant's records relating to such beneficial ownership interests.

     No Global Debenture described above may be transferred except as a whole by the Depository to a nominee of the Depository or by a nominee of the Depository to the Depository or another nominee of the Depository.

     No Global Debenture may be exchanged in whole or in part for Debentures registered, and no transfer of a Global Debenture in whole or in part may be registered, in the name of any Person other than the Depository or any nominee of the Depository unless (i) the Depository has notified the Company that it is unwilling or unable to continue as Depository for such Global Debenture or has ceased to be qualified to act as such as required by the Indenture, (ii) there shall have occurred and be continuing an Event of Default with respect to such Global Debenture or (iii) the Company determines in its sole discretion at any time that such Global Debenture shall be so exchangeable.

     Any Global Debenture that is exchangeable pursuant to the preceding sentence shall be exchangeable in whole for separate Debentures in registered form of any authorized denomination and of like tenor and aggregate principal amount. Such Debentures shall be registered in the name or names of such person or persons as the Depository shall instruct the Trustee. It is expected that such instructions would be based upon directions received by the Depository from its participants with respect to ownership of beneficial interests in such Global Debenture.

     As long as the Depository, or its nominee, is the registered Holder of a Global Debenture, the Depository or such nominee, as the case may be, will be considered the sole owner and Holder of such Global Debenture for all purposes under the Debentures and the Indenture. Except in the limited circumstances referred to above, owners of beneficial interests in a Global Debenture will not be entitled to have such Global Debenture registered in their names, will not receive or be entitled to receive physical delivery of Debentures in exchange therefor and will not be considered to be the owners or Holders of such Global Debenture for any purpose under the Debentures or the Indenture. Accordingly, each person owning a beneficial interest in such Global Debenture must rely on the procedures of the Depository and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a Holder under the Indenture.

     The Indenture provides that the Depository, as a Holder, may appoint agents and otherwise authorize participants to give or take any request, demand, authorization, direction, notice, consent, waiver, or other action which a Holder is entitled to give or take under the Indenture. The Company understands that, under existing industry practices, in the event that the Company requests any action of Holders or an owner of a beneficial interest in such Global Debenture desires to give or take any action that a Holder is entitled to give or take under the Indenture, the Depository would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

     The Depository has advised the Company as follows: the Depository is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. The Depository was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions, such as transfers and pledges, among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depository's participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations, some of whom (and/or their representatives) own the Depository. Access to Depository's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

SAME-DAY SETTLEMENT AND PAYMENT

     Settlement for the Debentures will be made in immediately available funds. So long as the Debentures are represented by one or more Global Debentures, all payments of principal and premium, if any, and interest thereon will be made by the Company in immediately available funds.

     So long as the Debentures are represented by one or more Global Debentures registered in the name of the Depository or its nominee and its procedures so permit, the Debentures will trade in the Depository's Same-Day Funds Settlement System, and secondary market trading activity in the Debentures will therefore be required by the Depository to settle in immediately available funds.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in the Underwriting Agreement, the Company has agreed to sell to each of the Underwriters named below, and each of the Underwriters has severally and not jointly agreed to purchase, the principal amount of the Debentures set forth opposite its name below:

                                                                           PRINCIPAL AMOUNT
                                    NAME                                    OF DEBENTURES
    ---------------------------------------------------------------------  ----------------
    Morgan Stanley & Co. Incorporated....................................    $166,668,000
    Goldman, Sachs & Co..................................................     166,666,000
    J.P. Morgan Securities Inc. .........................................     166,666,000
                                                                             ------------
              Total......................................................    $500,000,000
                                                                             ============

     The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the Debentures are subject to the approval of certain legal matters by their counsel and to certain other conditions. Under the terms and conditions of the Underwriting Agreement, the Underwriters are committed to take and pay for all of the Debentures, if any are taken.

     The Underwriters propose to offer the Debentures in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus Supplement and in part to certain securities dealers at such price less a concession of .50% of the principal amount of the Debentures. The Underwriters may allow, and such dealers may reallow, a concession not to exceed
 .25% of the principal amount of the Debentures to certain brokers and dealers. After the Debentures are released for sale to the public, the offering price and other selling terms may from time to time be varied by the Underwriters.

     The Company does not intend to apply for listing of the Debentures on a national security exchange, but has been advised by the Underwriters that they intend to make a market in the Debentures but they are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Debentures.

     The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or contribute to payments which the Underwriters may be required to make in respect thereof.

     In order to facilitate the offering of the Debentures, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Debentures. Specifically, the Underwriters may overallot in connection with the offering, creating a short position in the Debentures for their own account. In addition, to cover allotments or to stabilize the price of the Debentures, the Underwriters may bid for, and purchase, the Debentures in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or dealer for distributing the Debentures in the offering, if the syndicate repurchases previously distributed Debentures in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Debentures above independent market levels. The Underwriters are not required to engage in these activities, and may end any of these activities at any time.

     Each of the Underwriters and their respective affiliates may engage in various transactions with and perform various services for the Company in the ordinary course of business. Dennis Weatherstone, a member of the Board of Directors of J.P. Morgan & Co. Incorporated, of which J.P. Morgan Securities Inc. is a subsidiary, is also a member of the Board of Directors of the Company.

PROSPECTUS

                                 $1,670,000,000

[MERCK LOGO]                   MERCK & CO., INC.
                                DEBT SECURITIES
                            ------------------------

     Merck & Co., Inc. (the "Company") may offer from time to time in one or more series its debt securities (the "Debt Securities") at an aggregate initial offering price not to exceed $1,670,000,000 (or its equivalent in foreign currencies or currency units). The Company will offer Debt Securities to the public on terms determined by market conditions.

                            ------------------------

     The accompanying Prospectus Supplement sets forth the specific designation, aggregate principal amount, purchase price, maturity, interest rate (or manner of calculation thereof), time of payment of interest (if any), listing (if any) on a securities exchange, the form of the Debt Securities (which may be in registered form or book-entry form) and any other specific terms of the Debt Securities and the name of and compensation to each dealer, underwriter, or agent (if any) involved in the sale of the Debt Securities covered by the Prospectus Supplement.

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
              SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
                  ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                      TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

     Debt Securities may be offered through dealers, through underwriters, or through agents designated from time to time, as set forth in the Prospectus Supplement, and Debt Securities may be offered to other purchasers directly or through agents. Net proceeds to the Company will be the purchase price in the case of a purchaser or dealer, the public offering price less discount in the case of an underwriter, or the purchase price less commission in the case of an agent -- in each case, less other expenses attributable to issuance and distribution. See "Plan of Distribution" for possible indemnification arrangements for dealers, underwriters, and agents.

                            ------------------------

     This Prospectus may not be used to consummate the sale of any Securities unless accompanied by a Prospectus Supplement.

                            ------------------------

                 THE DATE OF THIS PROSPECTUS IS OCTOBER 3, 1997

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND ANY ACCOMPANYING PROSPECTUS SUPPLEMENT IN CONNECTION WITH THE OFFERING DESCRIBED HEREIN AND THEREIN, AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY UNDERWRITER, DEALER OR AGENT. NEITHER THIS PROSPECTUS NOR ANY PROSPECTUS SUPPLEMENT SHALL CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OFFERED HEREUNDER IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION OR SALE IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT NOR ANY SALE MADE HEREUNDER IMPLIES THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY AT ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission").

     All such reports, proxy statements and other information, including the documents incorporated by reference herein, can be inspected and copied at prescribed rates at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at 7 World Trade Center, 13th floor, New York, New York 10048, and 1400 Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Certain of such reports, proxy statements and other information are also available over the Internet at http://www.sec.gov. Such material can also be inspected at the office of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, and at the office of the Philadelphia Stock Exchange, 1900 Market Street, Philadelphia, Pennsylvania 19130.

     The Company has filed a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement and the exhibits filed as a part thereof. Statements contained herein concerning any document filed as an exhibit are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The following documents filed by the Company (Exchange Act File No. 1-3305) with the Commission are hereby incorporated by reference into this Prospectus:

          (a) Annual Report on Form 10-K, filed March 19, 1997, for the fiscal year ended December 31, 1996.

          (b) Quarterly Report on Form 10-Q, filed on May 13, 1997, for the quarter ended March 31, 1997.

          (c) Current Report on Form 8-K, filed May 15, 1997.

          (d) Quarterly Report on Form 10-Q, filed August 13, 1997, for the quarter ended June 30, 1997.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Debt Securities hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part of this Prospectus from the date of filing of such document.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus and the Registration Statement of which it is a part to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or such Registration Statement.

     The Company will provide without charge to each person to whom a copy of this Prospectus has been delivered, upon written or oral request of such person, a copy of any or all of the documents which have been or may be incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into the information that the Registration Statement incorporates). Requests for such copies should be directed to the Office of the Secretary, Merck & Co., Inc., P.O. Box 100, One Merck Drive, Whitehouse Station, New Jersey 08889-0100, telephone number (800) 613-2104.

                                  THE COMPANY

     The Company is a leading research-driven pharmaceutical company that discovers, develops, manufactures and markets a broad range of human and animal health products and services.

     Human health products include therapeutic and preventive agents, generally sold by prescription, for the treatment of human disorders. Among these are elevated cholesterol products, hypertension/heart failure products, anti-ulcerants, antibiotics, ophthalmologicals, vaccines/biologicals, benign prostatic hyperplasia products, osteoporosis products, an HIV protease inhibitor, anti-inflammatories/analgesics, psychotherapeutics and a muscle relaxant. The Company also provides human health services, principally managed prescription drug programs.

     A portion of the Company's human health products business is conducted through joint ventures, including joint ventures with Astra AB, Johnson & Johnson, E.I. DuPont de Nemours and Company, Pasteur-Merieux Connaught and American Home Products Corporation.

     Through a joint venture with Rhone-Poulenc, the Company also conducts an animal health and poultry genetics business. The joint venture, which is equally owned by the Company and Rhone-Poulenc, conducts the Company's and Rhone Poulenc's former animal health and poultry genetics businesses. Animal health products include medicinals used to control and alleviate disease in livestock, small animals and poultry. These products are primarily antiparasitics and also include coccidiostats for the treatment of poultry diseases. The poultry genetics business products include poultry breeding stock selected for increased or improved meat or egg production.

     The Company was incorporated in the State of New Jersey in 1927 and maintains its principal offices at Whitehouse Station, New Jersey. The Company's address is P.O. Box 100, One Merck Drive, Whitehouse Station, New Jersey 08889-0100 and its telephone number is (908) 423-1000.

                                USE OF PROCEEDS

     Except as otherwise described in the applicable Prospectus Supplement, the Company intends to use the net proceeds from the sale of the Debt Securities for general corporate purposes, including the reduction of short-term debt. Funds not required immediately for such purposes may be invested temporarily in short-term marketable securities.

                      RATIOS OF EARNINGS TO FIXED CHARGES

     The following table sets forth the Company's consolidated ratios of earnings to fixed charges for the indicated periods:

                                                SIX
                                               MONTHS
                                               ENDED               YEAR ENDED DECEMBER 31,
                                              JUNE 30,     ----------------------------------------
                                                1997       1996     1995     1994     1993     1992
                                              --------     ----     ----     ----     ----     ----
    Ratio of earnings to fixed charges......     29         23       38       28       27       34

     For purposes of computing these ratios, "earnings" consist of income before income taxes, cumulative effect of accounting changes, one-third of rents (deemed by the Company to be representative of the interest factor inherent in rents), interest expense, net of amounts capitalized, and dividends on preferred stock of subsidiary companies. "Fixed charges" consist of one-third of rents, interest expense as reported in the Company's consolidated financial statements and dividends on preferred stock of subsidiary companies.

                         DESCRIPTION OF DEBT SECURITIES

     The Debt Securities are to be issued under the Indenture dated as of April 1, 1991, as amended and supplemented (the "Indenture"), between the Company and First Trust of New York, National Association, as Trustee (the "Trustee"), a copy of which is filed (or incorporated by reference) as an exhibit to the Registration Statement. The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Indenture, including the definitions therein of certain terms. Wherever particular Sections or defined terms of the Indenture are referred to, such Sections or defined terms are incorporated herein by reference.

     The following sets forth certain general terms and provisions of the Debt Securities offered hereby. The particular terms of the Debt Securities offered by any Prospectus Supplement (the "Offered Debt Securities") will be described in the Prospectus Supplement relating to such Offered Debt Securities (the "Applicable Prospectus Supplement").

GENERAL

     The Indenture does not limit the amount of Debt Securities that may be issued thereunder and Debt Securities may be issued thereunder from time to time in one or more series. The Debt Securities will be unsecured and unsubordinated obligations of the Company and will rank equally and ratably with other unsecured and unsubordinated obligations of the Company.

     Unless otherwise indicated in the Applicable Prospectus Supplement, principal of, premium, if any, and interest on the Debt Securities will be payable, and the transfer of Debt Securities will be registrable, at the office or agency to be maintained by the Company in The City of New York and at any other office or agency maintained by the Company for such purpose. (Sections 301, 305 and 1002) The Debt Securities will be issued only in fully registered form without coupons and, unless otherwise indicated in the Applicable Prospectus Supplement, in denominations of $1,000 or integral multiples thereof. (Section 302) No service charge will be made for any registration of transfer or exchange of the Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge imposed in connection therewith. (Section 305)

     The Applicable Prospectus Supplement will describe the following terms of the Offered Debt Securities: (1) the title of the Offered Debt Securities; (2) any limit on the aggregate principal amount of the Offered Debt Securities; (3) the Person to whom any interest on the Offered Debt Securities shall be payable, if other than the Person in whose name that Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest; (4) the date or dates on which the principal of the Offered Debt Securities is payable; (5) the rate or rates at which the Offered Debt Securities shall bear interest, if any, the date or dates from which any such interest shall accrue, the Interest Payment Dates on which any such interest shall be payable and the Regular Record Date for the interest payable on any Interest Payment Date; (6) the place or places where the principal of and any premium and interest on the Offered Debt Securities shall be payable; (7) the period or periods within which, the price or prices at which and the terms and conditions upon which the Offered Debt Securities may be redeemed, in whole or in part, at the option of the Company; (8) the obligation, if any, of the Company to redeem or purchase the Offered Debt Securities pursuant to any sinking fund or analogous provisions or at the option of a Holder thereof and the period or periods within which, the price or prices at which and the terms and conditions upon which the Offered Debt Securities shall be redeemed or purchased, in whole or in part, pursuant to such obligation; (9) if other than denominations of $1,000 and any integral multiple thereof, the denominations in which the Offered Debt Securities shall be issuable; (10) the currency, currencies or currency units in which payment of the principal of and any premium and interest on any Offered Debt Securities shall be payable if other than the currency of the United States of America; (11) if the amount of payments of principal of or any premium or interest on any Offered Debt Securities may be determined with reference to an index or formula, the manner in which such amounts shall be determined; (12) if the principal of or any premium or interest on any Offered Debt Securities is to be payable, at the election of the Company or a Holder thereof, in one or more currencies or currency units other than that or those in which the Securities are stated to be payable, the currency, currencies or currency units in which payment of the principal of and any premium and interest on the Offered Debt Securities as to which such election is made shall be payable, and the periods within which and the terms and conditions upon which such election is to be made; (13) if other than the principal amount thereof, the portion of the principal amount of the Offered Debt Securities which shall be payable upon declaration of acceleration of the Maturity thereof; (14) the applicability of the provisions described under "Defeasance and Covenant Defeasance"; (15) if the Offered Debt Securities will be issuable only in the form of a Book-Entry Security as described under "Book-Entry Debt Securities," the Depository or its nominee with respect to the Offered Debt Securities and the circumstances under which the Book-Entry Security may be registered for transfer or exchange or authenticated and delivered in the name of a Person other than the Depository or its nominee; and (16) any other terms of the Offered Debt Securities. (Section
301)

     The Debt Securities may be issued as Original Issue Discount Debt Securities to be offered and sold at a substantial discount below their stated principal amount. Federal income tax consequences and other special considerations applicable to Original Issue Discount Debt Securities and any Debt Securities treated as having been issued with original issue discount for Federal income tax purposes will be described in the Applicable Prospectus Supplement. "Original Issue Discount Debt Securities" means any Debt Security which provides for an amount less than the principal amount thereof to be due and payable upon the declaration of acceleration of the Maturity thereof upon the occurrence of an Event of Default and the continuation thereof. (Section
101)

BOOK-ENTRY DEBT SECURITIES

     The Debt Securities of a series may be issued in the form of one or more Book-Entry Securities that will be deposited with a Depository or its nominee identified in the Applicable Prospectus Supplement. In such a case, one or more Book-Entry Securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of Outstanding Debt Securities of the series to be represented by such Book-Entry Security or Securities. Unless and until it is exchanged in whole or in part for Debt Securities in definitive registered form, a Book-Entry Security may not be registered for transfer or exchange except as a whole by the Depository for such Book-Entry Security to a nominee or such Depository and except in the circumstances described in the Applicable Prospectus Supplement. (Sections 204 and 305)

     The specific terms of the depository arrangement with respect to any portion of a series of Debt Securities to be represented by a Book-Entry Security will be described in the Applicable Prospectus Supplement.

CERTAIN COVENANTS OF THE COMPANY

     Subsidiaries. The term "Subsidiary" is defined in the Indenture as a corporation more than 50% of the outstanding stock of which is owned directly or indirectly by the Company and/or one or more Subsidiaries. The term "Domestic Subsidiary" is defined in the Indenture as a Subsidiary substantially all the fixed assets of which are located, or substantially all the business of which is carried on, within the United States (including Puerto Rico), or which owns or leases any Principal Domestic Manufacturing Property, but such term excludes any Subsidiary the principal business of which is the financing of the operations of the Company or its Subsidiaries outside the United States (including Puerto
Rico) (but such Subsidiary is excluded only so long as it neither owns nor leases any Principal Domestic Manufacturing Property). (Section 101)

     Restrictions on Secured Debt. The Indenture provides that if the Company or any Domestic Subsidiary shall incur, issue, assume or guarantee any Debt secured by a Mortgage on any Principal Domestic Manufacturing Property of the Company or any Domestic Subsidiary or on any shares of stock or Debt of any Domestic Subsidiary, the Company will secure, or cause such Domestic Subsidiary to secure, the Outstanding Debt Securities equally and ratably with (or prior to) such secured Debt, unless after giving effect thereto the aggregate amount of all such secured Debt together with all Attributable Debt of the Company and of any Domestic Subsidiary in respect of sale and leaseback transactions involving Principal Domestic Manufacturing Properties would not exceed 10% of the Consolidated Net Tangible Assets of the Company and its consolidated Subsidiaries. For the purpose of providing such equal and ratable security, the principal amount of Outstanding Debt Securities of any series of Original Issue Discount Securities shall be such portion of the principal amount as specified in the terms of that series that would be payable upon acceleration of the Maturity thereof at the time of such determination. This restriction will not apply to, and there shall be excluded in computing secured Debt for the purpose of such restriction, Debt secured by (a) Mortgages on property of, or on any shares of stock or Debt of, any corporation existing at the time such corporation becomes a Domestic Subsidiary, (b) Mortgages in favor of the Company or a Domestic Subsidiary, (c) Mortgages in favor of governmental bodies of the United States or any State or Puerto Rico or any other country or any political subdivision thereof to secure partial, progress or advance payments, (d) Mortgages on property, shares of stock or Debt, purchase money Mortgages and construction Mortgages existing at or incurred within 120 days of the time of acquisition thereof (including acquisition through merger or consolidation), and
(e) certain extensions, renewals or replacements of Mortgages referred to in the foregoing clauses (a) through (d) inclusive. (Section 1008) The Indenture does not restrict the incurrence of unsecured Debt by the Company or its Subsidiaries.

     "Principal Domestic Manufacturing Property" is defined in the Indenture to include any facility (together with the land on which it is erected and fixtures comprising a part thereof) used primarily for manufacturing, processing or warehousing of the Company's products and located in the United States (including Puerto Rico), owned or leased by the Company or a Subsidiary and having a gross book value in excess of 1% of Consolidated Net Tangible Assets, other than any such facility or portion thereof (i) which is financed by certain governmental obligations the interest on which is excludable from gross income of the holder thereof pursuant to the provisions of Section 103 (a) of the Internal Revenue Code or Section 745 of Title 48 of the United States Code or
(ii) which in the opinion of the Board of Directors of the Company is not of material importance to the total business conducted by the Company and its Subsidiaries as an entirety. "Consolidated Net Tangible Assets" is defined as the aggregate amount of all assets (after deducting intangible assets and the amount of all current liabilities) of the Company and its consolidated Subsidiaries. "Mortgage" is defined as any mortgage, pledge, lien, security interest, conditional sale or other title retention agreement or similar encumbrance. "Attributable Debt" is defined to mean the total net amount of rent (discounted at the rate of 1% per annum over the weighted average Yield to Maturity of the Outstanding Debt Securities compounded semi-annually) required to be paid during the remaining term of any lease. (Section 101)

     Restrictions on Sales and Leaseback Transactions. The Indenture provides that neither the Company nor any Domestic Subsidiary may, after the effective date of the Indenture, enter into any sale and leaseback transaction involving any Principal Domestic Manufacturing Property which has been or is to be sold or transferred, more than 120 days after the acquisition thereof or the completion of construction and commencement of full operations thereof, unless (a) the Company or such Domestic Subsidiary could create Debt secured by a Mortgage on such property as described under "Restrictions on Secured Debt" in an amount equal to the Attributable Debt with respect to the sale and leaseback transaction without equally and ratably securing the Outstanding Debt Securities or (b) the Company, within 120 days, applies to the retirement of its Funded Debt which is pari passu (as defined in the Indenture) with the Outstanding Securities an amount equal to the greater of (i) the net proceeds of the sale of the Principal Domestic Manufacturing Property leased pursuant to such arrangement or (ii) the fair market value of the Principal Domestic Manufacturing Property so leased (subject to credits for certain voluntary retirements of Funded Debt). (Section 1009) "Funded Debt" is defined as indebtedness for money borrowed having a maturity at or being renewable or extendible to a date more than 12 months from the date of determination. (Section 101) This restriction does not apply to any sale and leaseback transaction (a) between the Company and a Subsidiary or between Subsidiaries, or
(b) involving the taking back of a lease for a period of three years or less. (Section 1009)

     Unless otherwise indicated in the Applicable Prospectus Supplement, the Indenture does not contain covenants specifically designed to protect Holders in the event of a highly leveraged transaction involving the Company.

EVENTS OF DEFAULT

     Any one of the following events constitutes an Event of Default under the Indenture with respect to Securities of any series: (a) failure to pay any interest on any Debt Security of that series when due, continued for 30 days;
(b) failure to pay principal of or any premium on any Debt Security of that series when due; (c) failure to deposit any sinking fund payment, when due, in respect of any Debt Security of that series; (d) failure to perform, or breach of, any covenant or warranty of the Company in the Indenture (other than a covenant included in the Indenture solely for the benefit of a series of Debt Securities thereunder other than that series) continued for 90 days after written notice as provided in the Indenture; (e) certain events in bankruptcy, insolvency or reorganization of the Company; or (f) any other Event of Default provided with respect to Debt Securities of that series. (Section 501)

     If any Event of Default with respect to the Debt Securities of any series at the time Outstanding occurs and is continuing, either the Trustee or the Holders of at least 25 percent in aggregate principal amount of the Outstanding Debt Securities of that series may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Debt Securities, such portion of the principal amount as may be specified in the terms thereof) of all the Debt Securities of that series to be due and payable immediately. At any time after a declaration of acceleration with respect to Debt Securities of any series has been made, but before a judgment or decree based on acceleration has been obtained, the Holders of a majority in aggregate principal amount of Outstanding Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration. (Section 502)

     Reference is made to the Applicable Prospectus Supplement relating to any series of Offered Debt Securities that are Original Issue Discount Debt Securities for the particular provisions relating to acceleration of the Stated Maturity of a portion of the principal amount of such series of Original Issue Discount Debt Securities upon the occurrence of an Event of Default and the continuation thereof.

     The Indenture provides that, subject to the duty of the Trustee during default to act with the required standard of care, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable indemnity. (Section 603) Subject to such provisions for the indemnification of the Trustee and to certain other conditions, the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Debt Securities of that series. (Section 512)

     No Holder of any series of Debt Securities will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such Holder shall have previously given to the Trustee written notice of a continuing Event of Default and unless the Holders of at least 25 percent in principal amount of the Outstanding Debt Securities of that series shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as trustee, and the Trustee shall not have received from the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of that series a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. (Section 507) However, such limitations do not apply to a suit instituted by a Holder of a Debt Security for enforcement of payment of the principal of and premium, if any, or interest on such Debt Security on or after the respective due dates expressed in such Debt Security. (Section 508)

     The Company is required to furnish to the Trustee annually a statement as to the performance by the Company of certain of its obligations under the Indenture and as to any default in such performance. (Section 1004)

MODIFICATION AND WAIVER

     Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the Outstanding Debt Securities of each series issued under the Indenture and affected by the modification or amendments; provided, however, that no such modification or amendment may, without the consent of the Holders of all Debt Securities affected thereby, (i) change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Debt Security, (ii) reduce the principal amount of, or the premium, if any, or (except as otherwise provided in the Applicable Prospectus Supplement) interest on, any Debt Security (including in the case of an Original Issue Discount Debt Security the amount payable upon acceleration of the Maturity thereof); (iii) change the place or currency of payment of principal of, premium, if any, or interest on any Debt Security; (iv) impair the right to institute suit for the enforcement of any payment on any

Debt Security on or after the Stated Maturity thereof (or in the case of redemption, on or after the Redemption Date); or (v) reduce the percentage in principal amount of Outstanding Debt Securities of any series, the consent of whose Holders is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults. (Section 902)

     The Holders of at least a majority in aggregate principal amount of the Outstanding Debt Securities of any series may, on behalf of all Holders of that series, waive compliance by the Company with certain restrictive provisions of the Indenture. (Section 1010) The Holders of not less than a majority in aggregate principal amount of the Outstanding Debt Securities of any series may, on behalf of all Holders of that series, waive any past default under the Indenture, except a default in the payment of principal, premium or interest or in respect of a covenant or provision of the Indenture that cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security of such series affected thereby. (Section 513)

CONSOLIDATION, MERGER AND SALE OF ASSETS

     The Company may not consolidate with or merge into any other Person or transfer or lease its assets substantially as an entirety to any Person and may not permit any Person to merge into or consolidate with the Company or transfer or lease its assets substantially as an entirety to the Company, unless (i) any successor or purchaser is a corporation, partnership, or trust organized under the laws of the United States of America, any State or the District of Columbia, and any such successor or purchaser expressly assumes the Company's obligations on the Debt Securities under a supplemental Indenture, (ii) immediately after giving effect to the transaction no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing, (iii) if properties or assets of the Company become subject to a Mortgage not permitted by the Indenture, the Company or such successor Person, as the case may be, takes such steps as shall be necessary effectively to secure the Securities equally and ratably with (or prior to) all indebtedness secured thereby, and (iv) the Company has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel stating compliance with these provisions. (Section 801)

DEFEASANCE AND COVENANT DEFEASANCE

     The Indenture provides, unless otherwise indicated in the Applicable Prospectus Supplement with respect to the Offered Debt Securities, that the Company, at the Company's option, (a) will be discharged from any and all obligations in respect of the Debt Securities of any series (except for certain obligations to register the transfer of or exchange of Debt Securities of such series, replace stolen, lost or mutilated Debt Securities of such series, maintain paying agencies and hold moneys for payment in trust) or (b) need not comply with certain restrictive covenants of the Indenture, including those described under "Certain Covenants", and the occurrence of an event described in clause (e) under "Events of Default" shall no longer be an Event of Default, in each case, if the Company deposits, in trust, with the Trustee money or U.S. Government Obligations, which through the payment of interest thereon and principal thereof in accordance with their terms will provide money, in an amount sufficient to pay all the principal of and interest on the Debt Securities of such series on the dates such payments are due (which may include one or more redemption dates designated by the Company) in accordance with the terms of the Debt Securities of such series. Such a trust may only be established if, among other things, (i) no Event of Default or event which with the giving of notice or lapse of time, or both, would become an Event of Default under the Indenture shall have occurred and be continuing on the date of such deposit, (ii) such deposit will not cause the Trustee to have any conflicting interest with respect to other securities of the Company and (iii) the Company shall have delivered an Opinion of Counsel to the effect that the Holders will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit or defeasance and will be subject to Federal income tax in the same manner as if such defeasance had not occurred, which Opinion of Counsel, in the case of clause (a) above, must refer to and be based upon a published ruling of the Internal Revenue Service, a private ruling of the Internal Revenue Service addressed to the Company, or otherwise a change in applicable Federal income tax law occurring after the date of the Indenture. In the event the Company omits to comply with its remaining obligations under the Indenture after a defeasance of the Indenture with respect to the Debt Securities of any series as described under clause (b) above and the Debt Securities of such series are declared due and payable because of the occurrence of any Event of Default, the amount of money and U.S. Government Obligations on deposit with the Trustee may be insufficient to pay amounts due on the Debt Securities of such series at the time of the acceleration resulting from such Event of Default. However, the Company will remain liable in respect of such payments. (Article Thirteen)

CONCERNING THE TRUSTEE

     First Trust of New York, National Association, is Trustee under the Indenture. The Trustee performs services for the Company in the ordinary course of business.

                              PLAN OF DISTRIBUTION

     The Company may sell the Debt Securities being offered hereby through agents, through underwriters and through dealers, and Debt Securities may be sold to other purchasers directly or through agents.

     The distribution of the Debt Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

     In connection with the sale of Debt Securities, underwriters may receive compensation from the Company or from purchasers of Debt Securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell Debt Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of Debt Securities may be deemed to be underwriters, and any discounts or commissions received by them from the Company, and any profit on the resale of Debt Securities by them, may be deemed to be underwriting discounts and commissions, under the Securities Act. Any such underwriter or agent will be identified, and any such compensation received from the Company will be described, in the Applicable Prospectus Supplement.

     Underwriters, dealers and agents that participate in the distribution of the Debt Securities or their affiliates may be customers of, extend credit to or engage in transactions with or perform services for the Company in the ordinary course of business.

     The Debt Securities are not proposed to be listed on a securities exchange, and any underwriters or dealers will not be obligated to make a market in Debt Securities. The Company cannot predict the activity or liquidity of any trading in the Debt Securities.

     Underwriters participating in the offering of the Debt Securities may purchase and sell Debt Securities in the open market. These transactions may include overallotment and stabilizing transactions and purchasees to cover short positions created by such underwriters in connection with the offering. Such underwriters may also impose a penalty bid, whereby selling concessions allowed to broker-dealers in respect of the Debt Securities sold in the offering may be reclaimed by such underwriters if such Debt Securities are repurchased by the underwriters in stabilizing transactions. These activities may stabilize, maintain or otherwise affect the market price of the Debt Securities, which may be higher than the price that might otherwise prevail in the open market; and these activities, if commenced, may be discontinued at any time.

                          VALIDITY OF DEBT SECURITIES

     The validity of Debt Securities offered hereby will be passed upon for the Company by Mary M. McDonald, Esq., Senior Vice President and General Counsel of the Company, and for any underwriters or agents by Sullivan & Cromwell, New York, New York. Ms. McDonald and her husband beneficially own an aggregate of 35,622 shares of Common Stock and hold options to acquire 600 shares which are exercisable within 60 days.

                                    EXPERTS

     The consolidated financial statements of the Company at December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996, appearing in its Annual Report on Form 10-K, for the fiscal year ended December 31, 1996 and incorporated in this Prospectus by reference, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto and incorporated by reference herein. The financial statements referred to above are included in reliance upon the reports of said firm and upon the authority of said firm as experts in auditing and accounting.